Exhibit 99.1

LeapFrog Announces Management Changes

CEO William Chiasson Appointed Chairman of the Board; John Barbour Named CEO

Emeryville, CA – February 28, 2011 – LeapFrog Enterprises, Inc. (NYSE: LF) today announced the appointment of current CEO William Chiasson to Chairman of the Board and named industry veteran John Barbour as the company’s new CEO and as a member of the Board of Directors. These changes will be effective as of March 7, 2011.

“We are very excited that John is joining LeapFrog as CEO,” said Bill Chiasson, current Chief Executive Officer of LeapFrog. “John has a 25-year track record of building global consumer and internet businesses in both traditional retail and direct-to-consumer environments. He previously led the successful turnaround of the Toys “R” Us U.S. and International divisions, and built its online business, toysrus.com, into the number one global online retailer of toys and games. John also served as President of the GameHouse Division of Real Networks, a leading, vertically integrated and global casual video games business.”

“Over the last several years, LeapFrog has created a robust portfolio of innovative products, a leading brand that stands for learning and fun, and a unique and strategic online platform that allows us to engage directly with consumers. As we’ve built these capabilities, we have also dramatically reduced our cost structure and returned the Company to profitability for the first time in five years.

“As we look to build upon this platform and generate sustained profitable growth in the future, LeapFrog must respond even more rapidly to evolving consumer product demands and fast changing technology preferences. John’s experience with leading consumer product, content, and online companies will be critical to helping us do this. His experience will also help us strengthen and grow our global retail presence,” continued Bill Chiasson.

“I am excited about my new role as CEO of LeapFrog,” said John Barbour. “The Company has an outstanding brand, a strong product portfolio, and a bright future. I look forward to working with Bill Chiasson, the rest of the Board, and the entire LeapFrog team to build upon the many pioneering successes of the past several years.”

“I am honored to have been named Chairman of the Board,” said Bill Chiasson. “I joined LeapFrog over six years ago and I look forward to providing continued leadership and strategic advice to John, our Board, and my colleagues who have helped me strengthen and grow our business and brand.”

About John Barbour

John Barbour served as President of the GameHouse Division of RealNetworks, Inc. from October 2008 to August 2010, where he led the business to profitability. From October 2006 to October 2008, Mr. Barbour served as the Managing Partner of Volta Capital, LLC, a strategy and investment consulting firm where he assisted clients with a wide variety of investment and strategic development engagements. From 1999 to June 2006, Mr. Barbour was employed by Toys “R” Us, Inc., a leading retailer of children’s toys and products. He served as President, Toys “R” Us U.S. from August 2004 to June 2006, where he was responsible for $5.5 billion of retail sales through approximately 600 stores across the U.S. and built the private brands business to over $1 billion of annual sales. Prior to that, he served as President, Toys “R” Us International and Chairman, Toys “R” Us Japan from February 2002 to August 2004, achieving three years of record sales and earnings growth. From 1999 to 2002, Mr. Barbour served as President and Chief Executive Officer of toysrus.com, a subsidiary of Toys “R” Us, Inc., where he grew sales from $2 million in 1998 to $336 million in 2002. Mr. Barbour has also held senior level positions with Hasbro, Inc., Russ Berrie, Inc., and Universal Matchbox Group, Ltd. Mr. Barbour holds a B.Sc. in Chemistry, with Honors, from the University of Glasgow.

About LeapFrog

LeapFrog Enterprises, Inc. is a leading designer, developer, and marketer of innovative, technology-based learning products and related proprietary content, dedicated to making learning effective and engaging for all ages, at home and in schools, around the world. The company was founded in 1995 and is based in Emeryville, California. LeapFrog has developed a family of learning platforms that come to life with an extensive library of software titles covering important subjects such as phonics, reading, writing, math, music, geography, social studies, spelling, vocabulary, and science. In addition, the company has created a broad line of stand-alone educational products for children. LeapFrog’s award-winning products are available in five languages at major retailers in more than 44 countries around the world and in more than 100,000 classrooms across the United States.

Forward-Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements regarding our intention to generate sustained profitable growth in the future. Our actual results may differ materially from those expressed or implied by such forward-looking statements. The risks that could cause our results to differ include highly changeable consumer preferences and toy trends, our ability to achieve anticipated sales levels, particularly with respect to newly-launched products, the overall economic environment and its effect on retail business, introductions of products that compete with our platforms by a variety of other companies, our ability to respond quickly and cost effectively to changes in manufacturing costs and in consumer demand for our products, and our ability to provide high-quality experiences to consumers with all of our products and services. These risks and others are discussed under “Risk Factors” in our filings with the U.S. Securities and Exchange Commission, including our 2010 annual report on Form 10-K filed on February 22, 2011. All information provided in this release is as of the date hereof and we undertake no obligation to update this information.

Contact Information

Investors:	Media:

Karen Sansot	Shannon Eis
Investor Relations	Media Relations
(510) 420-4803	(646) 337-5255